Exhibit 3.316
THE MEMBERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.
AMENDED AND RESTATED OPERATING AGREEMENT
OF
PUTNAM AMBULATORY SURGERY CENTER, LLC
(a Delaware Limited Liability Company)

i

ii

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
PUTNAM AMBULATORY SURGERY CENTER, LLC
(a Delaware Limited Liability Company)
     This AMENDED AND RESTATED OPERATING AGREEMENT is entered into and shall be effective as of the 15th day of February, 2007 (the “Effective Date”), by and among each person named as a Member on Schedule 1 attached hereto and all other persons who may hereafter become Members under the terms of this Agreement.
W I T N E S S E T H:
     WHEREAS, the parties hereto desire to amend and restate the Limited Liability Company Agreement of the Company, dated December 30, 2004; and
     WHEREAS, the Members desire to set forth herein their respective relationships, rights, obligations and agreements with respect to the Company and the governance thereof.
     NOW, THEREFORE, for and in consideration of the premises, agreements and covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:
1. DEFINITIONS
     As used herein the following terms have the following meanings:
     “Accounting Principles” means the accounting principles of the Company determined by the Class B Member, applied on a consistent basis.
     “Act” means the Delaware Limited Liability Company Act, as amended from time to time.
     “Additional Capital Contributions” shall have the meaning as set forth in Section 4.2(a).
     “Adjusted Capital Contribution” shall mean the Capital Contribution (as defined below) of a Member reduced, but not below zero, by cash distributions to such Member and items of tax deduction or loss allocated to such Member. A Substituted Member shall succeed to the Adjusted Capital Contribution of his predecessor.
     “Affiliate” means, with respect to any Person, (i) any person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person; (iii) any officer, director, member or partner of such Person; (iv) any company in which such Person is an officer, director, member or partner and (v) in the case of a Class A Member, also includes (a) a Family Member of such Class A Member; (b) any trust for the benefit of a

Class A Member; (c) any Affiliate of a Family Member and (d) any entity through or on behalf of which the Class A Member provides medical services.
     “Agreement” means this Amended and Restated Operating Agreement of Putnam Ambulatory Surgery Center, LLC, including all Schedules and Exhibits hereto, as such Agreement, Schedules or Exhibits may be amended from time to time pursuant to Section 16.2 hereof.
     “Approval of the Class A Members” or “Approved by the Class A Members” means the approval of the holders of at least a majority of the Class A Units represented (in person or by proxy) at a meeting at which at least a majority of the outstanding Class A Units are represented (in person or by proxy); provided, however, that any Class A Units held by the Class B Member shall be excluded from all votes of the Class A Members and will not be considered in the number of Class A Units necessary for approval and provided, further, however, that any Class A Member who is a party to an agreement subject to approval shall be excluded from the vote on such agreement and such Member’s Class A Units will not be considered in the number of Class A Units necessary for approval.
     “Approval of the Governing Board”, “Approved by the Governing Board” and similar expressions mean approval given by not less than a majority of the Governors.
     “Approval of the Members” or “Approved by the Members” means the approval of at least a majority of the aggregate Sharing Percentages of all Members.
     “Bankruptcy” means, as to any Member, the Member’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.
     “Call Notice” shall have the meaning as set forth in Section 4.2(a).
     “Capital Account” means, as to each Member, an account that is increased by his Capital Contribution and allocations of Net Profit and items thereof to him and decreased by distributions and allocations of Net Loss and items thereof to him and otherwise maintained in accordance with the Code and Regulation Section 1.704-1(b) as determined necessary by the Class B Member so that such allocations in Article 5 of this Agreement are respected for federal income tax purposes.
     “Capital Contribution” means the amount of all cash, notes, and the fair market value of other property, tangible or intangible, contributed by a Member to the capital of the Company (even if all or part of such contribution is contemporaneously or subsequently used for the redemption of Units from another Member).

     “Cash Available for Distribution” means all cash funds of the Company on hand or in bank accounts beneficially owned by the Company, other than proceeds received from the sale of Units after the date hereof, less the sum of the following to the extent paid or set aside, in such amounts and for such time periods as the Manager deems appropriate, by the Company:
     (a) All regularly scheduled principal and interest payments on indebtedness of the Company and all other sums paid to lenders;
     (b) All cash expenditures incurred incidental to the operation of the Company’s business pursuant to the operating and capital budgets; and
     (c) The Reserve.
     “Cash Management Agreement” shall have the meaning as set forth in Section 4.7.
     “Center” means an ambulatory surgery center located at 414 Zeagler Drive, Palatka, Florida 32177.
     “Certificate of Formation” means the Certificate of Formation of the Company, as heretofore or hereafter amended.
     “Class A Governors” means the members of the Governing Board elected or appointed from time to time by the Class A Members, the number of which shall be determined pursuant to Section 12.1. Each Class A Governor must be a Class A Member.
     “Class B Governors” means the members of the Governing Board elected or appointed from time to time by the Class B Member, the number of which shall be determined pursuant to Section 12.1.
     “Class A Member” means any Member who is not a Class B Member; provided, however, that the Class B Member shall be deemed a Class A Member to the extent that it holds Class A Units for the sole purpose of determining the Sharing Percentage to be allocated to the Class B Member for such Class A Units held by the Class B Member.
     “Class A Percentage Interest” shall mean, as to each Class A Member, the percentage obtained by dividing the number of Class A Units then owned by such Class A Member by the total number of Class A Units then owned by all Class A Members.
     “Class B Member” means Putnam Community Medical Center, LLC, a Delaware limited liability company, and/or any Affiliate of LifePoint which holds a Unit(s).
     “Class B Member Purchase Right” shall have the meaning as set forth in Section 10.2.1(b).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code shall include any provision or any corresponding provisions of succeeding law.

     “Company” means Putnam Ambulatory Surgery Center, LLC, a Delaware limited liability company, the business and affairs of which are governed by this Agreement.
     “Covered Persons” shall have the meaning as set forth in Section 12.9(a).
     “Effective Date” shall have the meaning as set forth in the recitals.
     “Facility Lease” means that certain Lease Agreement, dated ______, 200___, by and between the Class B Member and the Company.
     “Family Member” means a person’s siblings, ancestors and lineal descendants, as well as the spouse of each, and such person’s spouse.
     “Fiscal Year” means (a) any twelve (12) month period commencing on January 1 and ending on December 31 or (b) any portion of the period described in clause (a) for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article 5 hereof.
     “Formula Value” means four times the average Trailing EBITDA less Company long-term debt for the most recently ended three fiscal years of the Company, provided, however, that, if, at the time the Formula Value is being calculated, the Company has been in existence for less than three fiscal years, the Formula Value shall be four times the average Trailing EBITDA less Company long-term debt for the most recently ended two fiscal years of the Company; provided, further, that, if, at the time the Formula Value is being calculated, the Company has been in existence for less than two fiscal years, the Formula Value shall be four times the actual Trailing EBITDA less Company long-term debt for the most recently ended fiscal year of the Company; provided, further, that, if, at the time the Formula Value is being calculated, the Company has been in existence for less than one fiscal year, the Formula Value shall be four times the annualized EBITDA less Company long-term debt using the months ended at the time the Formula Value is being calculated.
     “Governing Board” has the meaning set forth in Section 12.1.
     “Governors” means the Class B Governors and the Class A Governors.
     “Grandfathered Interest” means an ownership interest in a Competing Business owned by a Member on the date set forth in the offering documents pursuant to which the Member became a member or the date otherwise established by the Governing Board and that is identified in the Member’s Subscription Agreement; provided, however, any increase in a Member’s ownership in a Competing Business shall not be a Grandfathered Interest and, provided further, in the event any Competing Business expands, changes its location or adds a new location, the ownership of such Competing Business shall cease to be a Grandfathered Interest, unless any such event occurs without the assistance or approval of the Member holding the Grandfathered Interest and without such Member providing any additional capital to the Competing Business, whether as equity or debt, or providing any additional credit enhancement for the Competing Business’ obligations, whether as a guarantor or otherwise.

     “Hospital” means Putnam Community Medical Center.
     “LifePoint” means LifePoint Hospitals, Inc., a Delaware corporation, and any successor thereto.
     “LifePoint Foreclosure” shall have the meaning as set forth in Section 13.1(c).
     “LifePoint Interest” shall have the meaning as set forth in Section 13.1(c).
     “LifePoint Pledgee” shall have the meaning as set forth in Section 13.1(c).
     “Management Agreement” means that certain Management Agreement by and between the Class B Member (or its Affiliate or proper designee) and the Company.
     “Manager” means the Class B Member or any replacement Manager Approved by the Governing Board.
     “Master Equipment Lease” means that certain Master Equipment Lease, dated                     , 200___, by and between the Class B Member and the Company.
     “Member” means any Class B Member or Class A Member or Substituted Member as set forth on Schedule 1 as amended from time to time, but excludes any Person who ceases to be a Member of the Company pursuant to this Agreement. “Members” means all of the Persons who are members of the Company.
     “Membership Interest” shall mean a Member’s entire interest in the Company, including the Member’s interest in Cash Available for Distributions, Net Profits and Net Losses, and the Member’s right to vote on or participate in governance or management of the Company.
     “Net Profits” and “Net Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;
     (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(1)(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;
     (c) if the book value of property is adjusted pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f) or (e), such adjustment shall be taken into account as gain or loss from the disposition of an asset and, in lieu of depreciation as calculated for federal income tax purposes, subsequently such deductions shall be computed in accordance with Regulations Sections 1.704- 1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as the case may be, and subsequent calculations of gain or loss resulting from the disposition of an asset for federal income tax purposes shall be computed by reference to its book value as reflected in Members’ Capital Accounts rather than its adjusted tax basis;
     (d) to the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) of Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decrease the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and
     (e) any items which are specially allocated pursuant to Sections 5.1(b) and 5.2 hereof shall not be taken into account in computing Net Profits or Net Losses.
     The amount of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.1(b) and 5.2 hereof shall be determined by applying rules analogous to those set forth in paragraphs (a) through (d) above.
     “Operating Agreement” shall have the meaning as set forth in the recitals.
     “Owner” shall mean the shareholder or member of a Physician Entity.
     “Owner Restriction Agreement” shall mean a written agreement between an Owner and the Company in the form and substance of Exhibit A hereto.
     “Permitted Pledgee Transferee” shall have the meaning as set forth in Section 13.1(c)
     “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.
     “Physician Entity” shall mean any entity wholly-owned by a Physician Investor.
     “Physician Investors” means licensed physicians, or entities wholly-owned by such physicians, actively practicing full-time clinical medicine in the State of Florida who, in the case of physicians, are in a position to use the Center as an extension of their medical practice as evidenced by compliance with all of the following requirements: (a) have staff privileges to perform surgical procedures at the Center and at a JCAHO accredited hospital, (b) receive at least one-third of their professional income from performing outpatient surgical procedures or providing anesthesia in connection with outpatient surgical procedures, (c) perform at least one-third of their outpatient surgical procedures at the Center; (d) maintain medical malpractice insurance in accordance with the Center’s medical staff bylaws; (e) treat Center patients receiving medical benefits or assistance under a federal health care program in a non-discriminatory manner; and (f) fully inform all patients they refer to the Center of their investment in the Company. Each Class A Member must certify (and, in the case of a Physician Entity, its Owner must certify) annually to the Company that it qualifies as a Physician Investor.
     “Regulations” means, except as expressly provided to the contrary herein, the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. Unless otherwise provided herein and subject to applicable transition rules, if any, all references to sections of the Regulations shall include any corresponding provision or provisions of succeeding, substitute, proposed, or final Regulations the effective dates of which are applicable to the Company.
     “Reserve” means a cash reserve equal to sixty (60) days of the Company’s operating expenses plus sixty (60) days of the Company’s debt service payments or such other amount as determined by the Manager.
     “Retirement” or “Retires” means a Class A Member or Owner, as the case may be, who regularly practices medicine for less than 20 hours per week.
     “Sharing Percentage” shall mean, as to each Member, the percentage obtained by dividing the number of Units then owned by such Member by the total number of Units then owned by all Members. The Members hereby agree that their Sharing Percentages shall constitute their “interests in the Company profits” for purposes of determining their respective shares of the Company’s “excess non-recourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations).
     “Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 13.2.
     “Tax Matters Member” shall have the meaning as set forth in Section 7.4.
     “Terminating Event” means any of the following:
     (a) A Class A Member has breached the terms and conditions of this Agreement as determined in the reasonable discretion of the Governing Board, including without limitation, violating the restrictions on competing businesses or a breach of the transfer restrictions set forth in Article 10;
     (b) A Class A Member, as determined in the reasonable discretion of the Governing Board, (i) has disrupted the affairs of the Company, (ii) has been excluded from participation in Medicare or any federal health care or Medicaid program, (iii) has been convicted of a criminal offense described in 42 U.S.C. Section 1320a-7b(b), (iv) has been removed from the medical staff of the Center or has had an adverse action taken against his or her clinical privileges at the Center lasting for more than 30 days or (v) has lost his or her license to practice medicine;
     (c) A Class A Member (i) who is an individual ceases to qualify as a Physician Investor, as determined by the Governing Board, or fails to certify to the Company that he qualifies as a Physician Investor, (ii) that is a Physician Entity ceases to qualify as a Physician Entity, as determined by the Governing Board, or fails to certify to the Company upon the Company’s request that it qualifies as a Physician Entity, or (iii) that is a Physician Entity and has any Owner on the date it becomes a Class A Member who has not executed the Owner Restriction Agreement or the Physician Entity admits any Owner thereafter who does not execute the Owner Restriction Agreement and deliver it to the Company within thirty (30) days following his admission as or otherwise becoming an Owner of the Physician Entity;
     (d) Bankruptcy of a Class A Member;
     (e) Death or disability (as such disability is determined in the reasonable discretion of the Governing Board) of a Class A Member;
     (f) Retirement of a Class A Member or relocation outside of a 50 mile radius of the Center; or
     (g) As to a Class A Member that is a Physician Entity, has any Owner who:
     (i) breaches the terms and conditions of an Owner Restriction Agreement as determined in the reasonable discretion of the Governing Board;
     (ii) as determined in the reasonable discretion of the Governing Board, (A) has disrupted the affairs of the Company, (B) has been excluded from participation in Medicare or any federal health care or Medicaid program, (C) has been convicted of a criminal offense described in 42 U.S.C. Section 1320a-7b(b), (D) has been removed from the medical staff of the Center or has had an adverse action taken against its clinical privileges at the Center lasting for more than 30 days or (E) has lost his or her license to practice medicine;
     (iii) ceases to qualify as a Physician Investor, as determined by the Governing Board, or fails to certify to the Company upon the Company’s request that he qualifies as a Physician Investor;
     (iv) experiences an event of Bankruptcy;
     (v) dies or becomes disabled (as such disability is determined in the reasonable discretion of the Governing Board); or
     (vi) Retires or relocates outside of a 50 mile radius of the Center.
     “Termination Notice” shall have the meaning as set forth in Section 10.2.1(a).
     “Trailing EBDITA” means the earnings of the Company before depreciation, interest, taxes and amortization for the most recently ended fiscal year of the Company, all of which components shall be determined by the Class B Member in accordance with the Accounting Principles.

     “Transfer” means any involuntary or voluntary sale, lease, pledge, assignment, grant of a security interest, subcontract, dividend, merger, consolidation, gift or other disposition, direct or indirect, by operation of law or otherwise. A change in ownership of LifePoint or the Class B Member, or their successors, including a change of control, or a sale by LifePoint or the Class B Member, or their successors, of all, or substantially all of its assets shall not be treated as a Transfer of the Class B Member’s Units. In addition, transfer by LifePoint or the Class B Member of its Membership Interest in the Company to an Affiliate of LifePoint or the Class B Member shall not be deemed a Transfer.
     “Transfer Restrictive Agreement” shall have the meaning as set forth in Section 13.1(b)(iv).
     “Units” means all of the issued and outstanding Membership Interests in the Company. “Unit” means any one of the Units. “Class A Units” and “Class B Units” mean Units held by Class A Members and Class B Members, respectively. The Company may issue fractional Units, and any reference to a Unit or Units herein shall include any fraction of a Unit.
     The definitions in this Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles and Sections shall be deemed references to Articles and Sections of this Agreement, unless the context shall otherwise require, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement. All references herein to Schedule shall be deemed to be references to the Schedule(s) attached to this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular Article or Section or other portion hereof and include any agreement supplemental hereto. The conjunction “or” shall be understood in its inclusive sense (and/or).
2. ORGANIZATION
     2.1. Formation. The Company was formed pursuant to the Act by causing the Certificate of Formation to be filed with the Delaware Secretary of State. Except as stated in this Agreement, the Act and the Certificate of Formation shall govern the rights and liabilities of the Members.
     2.2. Name. The name of the Company is “Putnam Ambulatory Surgery Center, LLC,” and the business of the Company shall be conducted under that name or such other name or names as may be Approved by the Governing Board from time to time.
     2.3. Principal Office. The principal office of the Company shall be located at such place or places as may be determined by the Governing Board from time to time.
     2.4. Term. The Company was formed on December 30, 2004, the date the Certificate of Formation was filed with the Delaware Secretary of State, and shall continue until the date on which the Company is dissolved pursuant to Article 14 and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article 15 hereof.
     2.5. Registered Agent and Office. The Company’s registered office within the State of Delaware and its registered agent at such address shall be as determined by the Governing Board from time to time.
     2.6. No State Law Partnership. The Members intend that the Company not be a partnership or joint venture and that no Member be a partner or joint venturer of any other Member as a result of being Members, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.
3. PURPOSES AND POWERS OF THE COMPANY; NATURE OF THE BUSINESS OF THE COMPANY
     3.1. Purposes. The purposes of the Company are (i) to own, manage, operate, lease or take any action in connection with operating the Center and other healthcare related services and businesses; (ii) to acquire (through asset acquisition, stock acquisition, lease or otherwise) and develop other property, both real and personal, in connection with providing healthcare related services; (iii) to enter into, from time to time, such financial arrangements as may be necessary, appropriate or advisable, including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Company’s assets; (iv) to sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, one or more or all of the Company’s assets; and (v) generally to engage in such other business and activities and to do any and all other acts and things in furtherance of the purposes of the Company as set forth in this Section 3.1. (subject to the provisions of this Agreement).
     3.2. Special Purpose. Without limiting the foregoing, the purposes of the Company shall include providing such guaranties, security agreements, pledge agreements, support agreements, subordination agreements or other forms of credit support to or for the benefit of creditors of LifePoint or any of its subsidiaries (or to or for the benefit of any agent or trustee on behalf of any such creditors) as LifePoint may request.
     3.3. Powers. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. Subject to the limitations contained in this Agreement and in the Act, the purposes of the Company may be accomplished by the Governing Board or, to the extent specifically set forth herein, the Manager.
4. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, LOANS
     4.1. Ownership Interests.
     (a) On the date of this Agreement, the Company will issue 100 Class B Units to Putnam Community Medical Center, LLC for the consideration set forth on

Schedule 1. Units issued after the date hereof shall be issued in accordance with Section 10.1 and at such price as is determined by the Governing Board.
     (b) The holder of a Class B Unit may, in its discretion, agree to allow the Company to redeem from it a Class B Unit contemporaneously with the issuance by the Company of each new Class A Unit. Unless otherwise agreed by the Company and such Class B Member whose Class B Unit(s) are being redeemed, the redemption price per Class B Unit shall be equal to the gross amount received by the Company for each Class A Unit which issuance gives rise to the redemption hereunder. The Company shall pay all reasonable costs directly incurred in connection with the offering of such Class A Units as necessary to cause such offering to comply with applicable law. The Sharing Percentages of the Class B Member and the Class A Members shall be adjusted for any redemption of Class B Units as determined by the Governing Board. For tax purposes only, any such transaction shall be treated as the purchase of the redeemed Class B Unit by the Class A Member whose purchase of a Class A Unit gives rise to the redemption.
     4.2. Additional Contributions.
     (a) The Governing Board may, from time to time, and without any further approval of the Members, call for the making of additional capital contributions (“Additional Capital Contributions”) in accordance with the terms of this Section 4.2. Upon Approval of the Governing Board, the Board shall give written notice (the “Call Notice”) to all Members of the Governing Board’s call for Additional Capital Contributions, which Call Notice shall state:
     (i) the aggregate amount of the Additional Capital Contributions being requested by the Governing Board and the Formula Value;
     (ii) the reason for the Additional Capital Contributions and a statement itemizing the proposed application of the Additional Capital Contributions; and
     (iii) the date the Additional Capital Contributions are due to the Company, which date shall not be less than 30 days after the request notice is mailed or delivered to the Members.
     (b) No later than 30 days after the Call Notice is delivered, each Member shall, in writing, irrevocably commit or decline to make its pro rata share of the Additional Capital Contributions. The Governing Board shall promptly notify the Members in writing of the total amount of Additional Capital Contributions that have been elected to be made and, during the 15 days thereafter, the Members may elect to make, in part or in whole, pro rata in accordance with their respective Membership Interests or in such proportions as they may agree, the uncommitted portion of the Additional Capital Contributions. No Member shall be obligated to make Additional Capital Contributions requested by the Board under Section 4.2.
     (c) If one or more Members fails to contribute its pro rata share of such Additional Capital Contributions, then the number of Units owned by all Members shall be adjusted so that each Member’s Sharing Percentage shall thereafter be equal to the quotient of (i) the sum of (A) the Formula Value immediately prior to the Additional Capital Contribution multiplied by such Member’s Sharing Percentage plus (B) the amount of the Additional Capital Contribution made by such Member and (ii) the sum of the Formula Value immediately prior to the Additional Capital Contribution and the aggregate amount of Additional Capital Contributions paid by all Members.
     4.3. No Interest or Right to Withdraw. No Member shall have the right to demand the return of, or otherwise withdraw, his contribution or to receive any specific property of the Company except as specifically provided in this Agreement. No Member shall have the right to demand and receive property other than cash in return for his contributions. No interest shall be paid on Capital Contributions or on balances in the Capital Accounts.
     4.4. Capital Accounts. The Company will maintain a Capital Account for each Member. The Manager may charge the Company for all related expenses and will be reimbursed on a monthly basis for such expenses.
     4.5. Effect of Transfer of Units. Upon the transfer by any Member of any or all of his interest in the Units, or any fraction thereof, pursuant to the provisions of this Agreement, the proportionate amount of his respective Capital Account balance, shall be transferred to the transferee of such Unit; provided, however, that no transfer of any Unit shall, in and of itself, relieve the transferor of any obligation to the Company.
     4.6. No Negative Capital Account Make-up. Notwithstanding any other provision in this Agreement or any inference from any provision in this Agreement, no Member shall have an obligation to the Company, to the other Members or to third parties to restore a negative Capital Account balance during the existence of the Company or upon the dissolution or termination of the Company.
     4.7. Loans. The Company will participate in the cash management system of LifePoint pursuant to a cash management and revolving credit loan agreement (the “Cash Management Agreement”). In addition to any loans the Company may obtain thereunder, LifePoint or any Affiliate thereof may, but is not obligated to, loan or cause to be loaned to the Company such additional sums as LifePoint deems appropriate or necessary for the conduct of the Company’s business. Any such additional loans made by any Member (including the Class B Member), or any Affiliate thereof, shall be upon commercially reasonable terms and conditions. If any Member (including the Class B Member), or any Affiliate thereof, loans its own money to the Company, such loans shall be at rates per annum and on terms as to security and other charges and fees at least as favorable to the Company as those negotiated by unaffiliated lenders on comparable loans for the same purpose in the same locale. No distributions in accordance with Article 6 hereof will be made to Members until all outstanding principal and interest under the cash management and revolving loan agreement has been paid in full; provided, however, that distributions for federal income tax as contemplated in Section 6.1 will be made if the Governing Board determines that the Company has Cash Available for Distribution.

5. ALLOCATION OF INCOME AND LOSS
     5.1. Allocation of Net Profit and Net Loss.
     (a) After giving effect to the special allocations set forth on Exhibit B attached hereto, all Net Profit or Net Loss of the Company, and all items of income, gain, deduction and loss entering into the determination of such Net Profit or Net Loss, shall be allocated among the Members in accordance with their Sharing Percentage.
     (b) Notwithstanding the foregoing, upon the Company’s liquidation, or sale of all, or substantially all of its assets, all items of income, gain, deduction and loss will be specifically allocated among the Members so as to cause each Member’s ending Capital Account balance, as a percentage of all Capital Account balances, to equal his Sharing Percentage, to the extent practicable.
     5.2. Regulatory and Special Allocations. Additional allocations shall be made as provided on Exhibit B attached hereto, which shall be incorporated herein by reference.
     5.3. Allocations in Case of Transfers. Except as provided below, Net Profit, Net Loss, and items of income, gain, deduction and loss allocable to any Member whose Units have been transferred, in whole or in part, during any Fiscal Year shall be allocated among the persons who were the holders of such Units during such year in proportion to their respective holding periods, without separate determination of the results of the Company operations during such periods. Net Profit, Net Loss, and items of income, gain, deduction and loss, attributable to a sale or other disposition of all or any portion of the assets of the Company shall be allocated to those Members who were Members at the time of the occurrence of the disposition giving rise to such Net Profit, Net Loss and items of income, gain and loss.
     5.4. Modification. The Governing Board may modify the provisions of this Article 5 or any other provisions of this Agreement without the consent of the Members if, after consultation with counsel to the Company, the Governing Board determines that such modification is necessary to (a) cause the allocations contained in this Article 5 to have substantial economic effect or otherwise be respected for federal income tax purposes under Section 704 of the Code; (b) cause the allocation of Net Profits and Net Losses or items thereof under Section 5.1 to conform, in accordance with the requirements of Section 704 of the Code, to the distributions provided in Section 6.1; or (c) cause the provisions of the Agreement to comply with any applicable legislation, regulation or rule enacted or promulgated after the date of this Agreement, which change is necessary to enable the Company to carry out its purposes in the manner contemplated by this Agreement. Any such amendment shall be so as to cause the least significant deviation from the provisions of this Agreement as originally set forth.
6. DISTRIBUTIONS
     6.1. Distribution of Cash Available for Distribution. The Manager shall determine in its reasonable judgment the Company’s Cash Available for Distribution. Except as provided in Article 15, the Company shall distribute quarterly its Cash Available for Distribution to the Members, pro rata in accordance with their respective Sharing Percentages, unless the distribution of a smaller amount is required under the Act or Approved by the Governing Board. The Company, to the extent it has cash available, shall make a distribution to the Members, pro rata in accordance with their respective Sharing Percentages, on or before April 1 of each year in an amount equal to the federal income tax that would be due and payable with respect to its taxable income for the preceding year, with such tax calculated at the highest federal individual marginal rate reduced by the aggregate of the cash distributions previously made with respect to the tax year for which the taxable income has been calculated. Notwithstanding the foregoing, nothing in this Agreement (i) shall be construed as requiring the Company to make distributions in contravention of any limitation in Delaware law on the payment of distributions or (ii) shall prevent the Company from participating in the cash management system referenced in Section 4.7.
     6.2. Compensation or Reimbursement Not a Distribution. Authorized amounts payable as compensation or reimbursement to any Person other than in its capacity as a Member in the Company, such as for services rendered, goods purchased or money borrowed, shall not be treated as a distribution for purposes of this Article 6.
     6.3. Consequences of Distributions. Upon the determination to distribute funds in any manner expressly provided in this Agreement, made in good faith, no Covered Persons, as defined in Section 12.9, shall incur any liability on account of such distribution, even though such distribution may have resulted in the Company retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Company or necessitated the borrowing of funds by the Company.
     6.4. Tax Credits. Tax credits for any Fiscal Year shall be allocated among the Members in accordance with the Members’ Sharing Percentage. Such allocations shall not be taken into account in computing any Member’s Capital Account balance.
7. BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR
     7.1. Books and Records. The Manager shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with the Accounting Principles using the accrual method of accounting. The Company’s books and records shall at all times be maintained at the principal business office of the Company or its accountants (and, to the extent required by the Act, at the registered office of the Company) and shall be available for inspection by the Members or their duly authorized representatives during reasonable business hours.
     7.2. Financial Statements. Within forty-five (45) days after the end of each quarter of a Fiscal Year, or as soon thereafter as is practicable, the Manager shall cause to be prepared, at the Company’s expense, unaudited statements of profits and losses for the quarter. Within ninety (90) days after the end of each Fiscal Year, or as soon thereafter as is practicable, the Manager shall cause to be prepared, at the Company’s expense, unaudited financial statements for the Fiscal Year. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member.

     7.3. Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes, but not for any other purposes. The Tax Matters Member (as defined below) shall, at Company expense, prepare or cause to be prepared all federal, state and local income and other tax returns that the Company is required to file and shall furnish such returns to the Members, together with a copy of each Member’s Schedule K-1 and any other information which any Member may reasonably request relating to such returns, within ninety (90) days after the end of each Fiscal Year of the Company. The Tax Matters Member shall, for each Fiscal Year, file on behalf of the Company with the Internal Revenue Service a company return within the time prescribed by law (including any extensions) for such filing. The Tax Matters Member shall file on behalf of the Company such state and/or local income tax returns within the time prescribed by law.
     7.4. Tax Audits. The Class B Member shall be the “tax matters member” of the Company under Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall represent the Company in all administrative and judicial proceedings involving federal income tax matters as the “Tax Matters Member.” In connection therewith, the powers of the Tax Matters Member shall include, but are not limited to, the power to:
     (a) appoint an attorney-in-fact to represent the Company in such proceeding;
     (b) engage in any activities enumerated in Subchapter C of Chapter 63 of the Internal Revenue Code;
     (c) employ attorneys, accountants, appraisers, consultants, and such other persons as deemed appropriate;
     (d) make any and all elections for federal, state, and local tax purposes, including, without limitation, any election if permitted by applicable law: (i) to adjust the basis of Company assets pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law; and (ii) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company’s federal, state or local tax returns; and
     (e) represent the Company and Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and Members in their capacity as Members, and to execute any agreements or other documents relating to or affecting such tax matters including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or Members.
     The Tax Matters Member shall provide all Members affected by a Company-level proceeding before the Internal Revenue Service with such notice of the proceeding as is required by the Code. The preceding sentence shall be deemed to be satisfied by mailing such notice to each Member’s last known address. The Company shall indemnify and reimburse the Tax Matters Member for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys fees and expenses, incurred by the Tax Matters Member in any civil, criminal or investigative proceeding in which the Tax Matters Member is involved or threatened to be involved solely by virtue of being the Tax Matters Member, except such loss, liability, cost or expense arising by virtue of the Tax Matters Member’s gross negligence, fraud, malfeasance or intentional misconduct. The payment of all such expenses shall be made before any distributions are made to any Member. No Member, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Member and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such.
     7.5. Fiscal Year. The Company fiscal year shall be the Fiscal Year.
8. POWERS OF MANAGER
     8.1. Appointment; Rights and Powers of Manager. The Manager shall possess all of the rights and powers delegated to the Manager hereunder, in the Management Agreement or otherwise by the Governing Board.
     8.2. Right to Rely on Manager. No Person or governmental body dealing with the Company shall be required to inquire into, or to obtain any other documentation as to, the authority of the Manager to take any action permitted by this Agreement. Furthermore, any Person or governmental body dealing with the Company may rely upon a certificate signed by the Manager as to the following:
     (a) the identity of the Manager or any Member;
     (b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company;
     (c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or
     (d) any act or failure to act by the Company on any other matter whatsoever involving the Company or any Member.
     8.3. Appointment as Attorney-in-Fact. Each Member hereby makes, constitutes and appoints the Manager, and any officer thereof, with full power of substitution and resubstitution, his agent and attorney-in-fact to file for record, and to sign, execute, certify, acknowledge and file for record any other instruments that may be required of the Company or of the Members by law, including, but not limited to, amendments to or cancellations of this Agreement or of the Certificate of Formation. Subject to the terms of this Agreement, each Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Member were himself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
     8.4. Effect of Power of Attorney. The power of attorney granted pursuant to Section 8.3 of this Agreement:
     (a) is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, dissolution, insanity, or incapacity of the granting Member;
     (b) may be exercised by such attorney-in-fact for each Member by listing all of the Members executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and
     (c) shall survive the delivery of an assignment by a Member of the whole or a portion of his interest in the Company, except that where the purchaser, transferee or assignee thereof is to be admitted as a Substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any agreement, certificate, instrument, or document necessary to effect such substitution.
     8.5. Independent Activities. Except as specifically provided herein, the Manager may, notwithstanding the existence of this Agreement, engage in whatever activities it chooses, whether or not the same be competitive with the Company, without having or incurring any obligation to offer any interest in such activities to the Company or any party hereto, and each Member hereby waives, relinquishes and renounces any such right or claim of participation.
9. RIGHTS AND STATUS OF MEMBERS
     9.1. General. Except to the extent expressly otherwise provided in this Agreement, the Members shall not take part in the management or control of the Company business, or sign for or bind the Company, such powers being vested exclusively in the Governing Board, the Manager and any authorized officers of the Company or the Manager.
     9.2. Limitation of Liability. No Member shall, solely by reason of its status as a Member of the Company, have any personal liability whatsoever, whether to the Company, the Manager or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s Capital Contribution to the Company. In the event that any Member shall, by reason of its conduct within the scope of this Agreement, be subject to personal liability to a third party by being a Member of the Company, then such Member shall be entitled to the same rights of indemnification by the Company as that afforded to the Covered Persons under Section 12.9 of this Agreement. To the maximum extent permitted by the Act, any fiduciary duty owed by the Class B Member or the Manager to the Company or the Class A Members is eliminated.
     9.3. Approval of the Class A Members. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions, and the Governing Board shall not take any of the following actions on behalf of the Company, except as otherwise required by law or with the Approval of the Class A Members:
     (a) a sale or transfer of all or substantially all of the Company’s assets or a merger or consolidation of the Company; provided, however, that the Governing Board may allow liens to be placed on the Company’s assets to secure loans to the Company;
     (b) a dissolution, liquidation or Bankruptcy of the Company, or any action that reasonably could result in the dissolution, liquidation or Bankruptcy of the Company; and
     (c) amend, restate or revoke the Company’s Certificate of Formation other than minor, technical amendments that do not change the substantive powers of the Company.
     Except as otherwise provided in this Section 9.3, the Governing Board shall have the exclusive right and power to manage the business and affairs of the Company and to take all actions on behalf of the Company without the consent or approval of the Class A Members. An amendment limiting the approval rights of the Class A Members provided in this Section 9.3 must be Approved by the Class A Members.
10. ADMISSION AND WITHDRAWAL OF MEMBERS AND CERTAIN TRANSFERS OF COMPANY INTERESTS.
     10.1. Admission of Class A Members. Physician Investors and Physician Entities may be admitted as Members of the Company at such time and on such terms as may be deemed appropriate by the Governing Board. Further, to be admitted as a Member, a Person shall agree to be bound by this Agreement by executing such instruments or agreements satisfactory to the Governing Board, delivering the same to the Governing Board and the Governing Board accepting the same on behalf of the Company. Members have no preemptive rights, except as expressly set forth in this Agreement. Each Physician Entity hereby agrees that it will not issue or allow the transfer of any ownership interest without approval of the Governing Board.
     10.2. Required Transfer of Member’s Interest. Under certain circumstances, a Class A Member may be required to transfer such Class A Member’s Unit(s), and under certain circumstances, the Company or the Class B Member may be required to purchase a Class A Member’s Unit(s).
     10.2.1. Terminating Event.
     (a) If a Terminating Event occurs with respect to a Class A Member, such Class A Member, or his successor, shall give written notice of the Terminating Event to the Class B Member (the “Termination Notice”).
     (b) The Class B Member shall have the right (the “Class B Member Purchase Right”), but not the obligation, to purchase any or all of the Units of such

Class A Member any time from the occurrence of the Terminating Event until 90 days after the Class B Member’s receipt of the Termination Notice.
     (c) The purchase price for Units purchased pursuant to the Class B Member Purchase Right will be:
     (i) 10% of the Class A Member’s Adjusted Capital Contribution as of the date of breach, if the Terminating Event is a result of:
     (A) a Class A Member’s breach of the terms and conditions of this Agreement, including without limitation, violating the restrictions on competing businesses or a breach of the transfer restrictions set forth in Article 13;
     (B) a Class A Member’s (1) disruption of the affairs of the Company, (2) exclusion from participation in Medicare or any federal health care or Medicaid program, (3) conviction of a criminal offense described in 42 U.S.C. Section 1320a-7b(b), (4) removal from the medical staff of the Center or an adverse action taken against his or her clinical privileges at the Center lasting for more than 30 days or (5) has lost his or her license to practice medicine;
     (C) a breach by an Owner of a Physician Entity of the terms and conditions of an Owner Restriction Agreement; or
     (D) an Owner of a Physician Entity (1) disrupting the affairs of the Company, (2) being excluded from participation in Medicare or any federal health care or Medicaid program, (3) being convicted of a criminal offense described in 42 U.S.C. Section 1320a-7b(b), (4) being removed from the medical staff of the Center or having an adverse action taken against its clinical privileges at the Center lasting for more than 30 days or (5) losing his or her license to practice medicine
     (ii) the greater of (A) the Formula Value times the Class A Member’s Sharing Percentage and (B) such Member’s Adjusted Capital Contribution, if the Terminating Event is a result of:
     (A) a Class A Member (i) who is an individual ceasing to qualify as a Physician Investor or failing to certify to the Company that he qualifies as a Physician Investor, (ii) that is a Physician Entity ceasing to qualify as a Physician Entity or failing to certify to the Company upon the Company’s request that it qualifies as a Physician Entity, or (iii) a Physician Entity and having any Owner on the date it becomes a Class A Member who has not executed the Owner Restriction Agreement or the Physician Entity admitting any Owner thereafter who does not execute the Owner Restriction Agreement and deliver it to the Company within thirty (30) days following his admission as or otherwise becoming an Owner of the Physician Entity;

     (B) the death or disability of a Class A Member;
     (C) retirement of a Class A Member or relocation outside of a 50 mile radius of the Center;
     (D) a Physician Entity having an Owner that ceases to qualify as a Physician Investor for a reason other than retirement or relocation or fails to certify to the Company upon the Company’s request that he qualifies as a Physician Investor;
     (E) a Physician Entity having an Owner that dies or becomes disabled; or
     (F) a Physician Entity having an Owner that retires or relocates outside of a 50 mile radius of the Center.
     (iii) the lesser of (A) the Formula Value times the Class A Member’s Sharing Percentage and (B) the Class A Member’s Adjusted Capital Contribution, if the Terminating Event is an event of Bankruptcy of a Class A Member or an Owner of a Class A Member.
          Upon any purchase of Unit(s), the Member shall transfer good and marketable title to the purchaser of the Units, free and clear from all liens and encumbrances. The Company shall, however, complete the transfer of the Units by amending this Agreement pursuant to Article 13 regardless of whether the Member executes documents of transfer required to effect such transaction.
     10.2.2. Subsequent Legislation.
     (a) If the Class B Member determines that any Class A Member is prohibited from owning an interest in the Company as a result of the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or other law, the Class B Member shall attempt to restructure the Company in order to comply with such enactment or interpretation. If any Class A Member shall be so prohibited from owning an interest in the Company and the Company cannot be so restructured, the Class B Member will purchase such Class A Members’ interests in the Company. If the number of Class A Members whose interest is required to be purchased pursuant to the preceding sentence is, in the opinion of the Class B Member, substantial, the Class B Member, in its sole and absolute discretion, shall have the option to purchase all of the Class A Members’ interests in the Company. The Class B Member shall pay each Member whose interest is to be purchased pursuant to this Section 10.2.2(a) for his interest in the Company (i) the appraised value of the Company, as determined by an independent third-party appraiser selected by the Class B Member, times (ii) the Class A Member’s Sharing Percentage. The cost of the appraiser shall be borne by the Company.
     (b) If the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or law shall have the effect of limiting reimbursement of health care costs through government or other payer programs or otherwise materially and adversely affects the manner in which the Company or its Affiliates shall operate their businesses, the Class B Member shall attempt to restructure the Company to eliminate the adverse effect and if the Company cannot be so restructured, the Class B Member, at its sole and absolute discretion, shall have the option to purchase all of the Class A Members’ interests in the Company. In addition, upon any liquidation of the Company, the Class B Member, in its sole and absolute discretion, shall have the option to purchase all of the Class A Units. The Class B Member shall pay each Member whose interest is to be purchased pursuant to this Section 10.2.2(b) for his interest in the Company (i) the appraised value of the Company, as determined by an independent third-party appraiser selected by the Class B Member, times (ii) the Class A Member’s Sharing Percentage. The cost of the appraiser shall be borne by the Company.
     10.3. Restrictive Covenant.
     (a) Each Class A Member (not including the Class B Member to the extent that it owns Class A Units) agrees that while he is a Member and for three (3) years thereafter neither he nor any Owner shall, directly or indirectly, along or in association with others, in his capacity as partner, stockholder, member or other legal or beneficial capacity, or otherwise, or through or in connection with any entity, own, have any financial interest in, derive any fee (except a professional fee for services rendered) from, lease, manage, develop, consult with or be employed by any health care business which provides a facility in which surgical procedures are performed including, without limitation, a specialty hospital, hospital or ambulatory surgery center, that is located within Putnam County, Florida.
     Nothing in this Section 10.3 is intended to prevent a Class A Member from (A) practicing medicine; (B) being a member of the medical staff of, or referring patients to, any hospital or other health care facility; or (C) performing surgery in his private practice office as long as substantially all of the Class A Member’s professional services are rendered through such practice and such practice only performs surgeries which do not (1) require a facility license, (2) require the presence of an anesthesiologist, (3) require general anesthesia or (4) generate a facility fee.
     (b) Notwithstanding the foregoing, a Member shall not be in violation of Section 10.3(a) solely as a result of his, or any of his Affiliates, direct or indirect ownership of a Grandfathered Interest.
     (c) With respect to any covenant of a Class A Member that applies after the transfer of a Class A Member’s interest, if any Class A Member violates such covenant and the Governing Board brings legal action for injunctive or other relief on behalf of the Company, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of such covenant. Accordingly, after the transfer of a Class A Member’s interest for any reason, for any time period that any Class A Member is in violation of the covenants set forth in this

Section 10.3, such time period shall not be included in calculating any such covenant time period described in this Section 10.3.
     (d) If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 10.3 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 10.3, and as so modified, Section 10.3 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form.
     (e) Each Class A Member acknowledges that the covenants contained in this Section 10.3 are a reasonable and necessary protection of the legitimate business interests of the Company and that any violation of this provision would result in damages to the Company which cannot be compensated by money alone. In the event of any violation of the covenants in this Section 10.3, the Company shall be entitled to preliminary and permanent injunctive relief, in addition to any other remedy, without proving actual damages or posting any bond and shall be entitled to be reimbursed by the appropriate Class A Member for any attorneys’ fees and costs, at all pre-trial and appellate levels, incurred as a result thereof. Nothing herein contained shall be construed as prohibiting the Governing Board from pursuing any other legal or equitable remedies available to the Company as a result of a violation of the covenants set forth in this Section 10.3.
     10.4. Payment of Purchase Price of Member’s Interest. If the interest of a Member in the Company is being purchased pursuant to Section 10.2.1 or 10.2.2 the purchase price for the interest shall be determined as set forth above and payable in the manner hereinafter set forth:
     (a) All obligations, if any, of the selling Member to the Company shall become immediately due and payable upon purchase of the interest. To the extent not previously taken into account pursuant to this Section 10.4, the purchase price shall be reduced by the amount of any such obligations and the purchaser shall pay to the Company an amount equal to any such reduction in the purchase price.
     (b) No payment other than those specifically provided for herein shall be due or payable with respect to the interest of the Member whose interest in the Company is being purchased. Any debt due by the Company to the Member shall be payable according to its terms.
     (c) The closing of the purchase of the interest in the Company pursuant to this Section 10.4 shall be held at the principal office of the Company within 90 days following the giving of written notice to the Member of the election to purchase such interest. At the closing, the purchaser shall pay, upon the terms specified hereinabove, the purchase price of such Member’s interest in the Company to the Member after receiving appropriate releases and satisfactions.

     (d) In the case of any purchase made pursuant to Section 10.2, the purchase price may, at the election of the Class B Member, be paid by delivery of a promissory note. The note shall be payable in equal monthly installments of principal and interest over a thirty-six (36) month period with interest accruing on the unpaid balance at the lesser of the prime rate or LIBOR (each as published in The Wall Street Journal on the date of such purchase). The note shall be nonrecourse and secured by the Units purchased. The Class B Member may pre-pay in whole or in part the amount owed without penalty.
11. MEETINGS AND MEANS OF VOTING
     11.1. Meetings of the Members.
     (a) Meetings of the Members may be called by either (i) the Class B Member or (ii) a majority in ownership of the Class A Members. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Members not less than three (3) and not more than sixty (60) days prior to the date of the meeting. A waiver of notice signed by a Member entitled to notice, whether before, at or after the meeting, shall be the equivalent of notice. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member. Members may vote in person or by proxy at such meeting. All meetings shall be held in Palatka, Florida, unless another location is Approved by the Governing Board.
     (b) Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the requisite vote of the Members on any matter for which the vote of the Members is required hereunder or by law shall be the Approval of the Members, which vote shall control all decisions for which the vote of the Members is required hereunder or by law. Each Member’s voting rights shall be the same as that Member’s Sharing Percentage at the time of the vote. The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.
     11.2. Vote By Proxy. Each Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting or voting or participating at a meeting. Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     11.3. Conduct of Meeting. Each meeting of the Members shall be conducted by the Chairman of the Governing Board (who shall be designated by a majority of the Governors) or by an individual appointed by the Chairman of the Governing Board. The and (y) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, the right to indemnification and payment of expenses shall exist unless and until it is determined in a final disposition that such indemnification and/or expense payment was not required hereunder, in which case the indemnitee shall repay all such indemnified and reimbursed amounts. The payment of any amounts for indemnification shall be made before any distribution are made by the Company. No Member shall have any obligation to provide funds for any indemnification obligation hereunder.
     (b) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Formation, provision of this Agreement, vote of Members or otherwise.
     (c) The Company may maintain insurance, at its expense, to protect itself and any Member, the Governing Board, Governing Board committees, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.
     (d) Any amendment, repeal or modification of any provision of this Section 12.9 shall not adversely affect any right or protection of a Member, the Governing Board, Governing Board committee, officer, employee or agent of the Company existing at the time of such amendment, repeal or modification.
13. TRANSFER OF RIGHTS
     13.1. Transfers by Members.
     (a) Except as otherwise set forth in this Article 13, a Class A Member may not Transfer all or any part of its Units unless the Class A Member receives written consent of the Governing Board approving, in its sole discretion, the Transfer and complies with the conditions set forth in Section 13.1(b).
     (b) If a Class A Member complies with Section 13.1(a), the Member may transfer his interest in the Company if the following conditions are satisfied:
     (i) the Class A Member and his transferee execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such transaction as are in form and substance Approved by the Governing Board;
     (ii) unless waived by Approval of the Governing Board, the Class A Member delivers to the Company an opinion of counsel Approved by the Governing Board, covering such securities and tax laws and other aspects of the proposed Transfer as the Governing Board may reasonably request;

     (iii) the Class A Member pays the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company in connection with such transaction; and
     (iv) the Class A Member executes an agreement, in form and substance satisfactory to the Governing Board (a “Transfer Restrictive Agreement”), in which the transferring Class A Member agrees that (a) for three (3) years after such Transfer the Class A Member shall not violate the covenants and agreements contained in Section 10.3 hereof and (b) if the Transfer is not to the Company, that the Company shall be a third-party beneficiary of the Transfer and therefore able to enforce the Transfer Restrictive Agreement.
     Any Member who thereafter Transfers all or any portion of his Units shall promptly notify the Company of such Transfer and shall furnish to the Company the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.
     (c) The Class B Member may Transfer all or any part of its Units (including management rights) without the Approval of the Governing Board or the Class A Members, and the transferee of such Class B Member’s Units shall have all the rights and powers of a Member. In addition, LifePoint, the Class B Member or any Affiliate of LifePoint and the Class B Member may encumber its Units (the “LifePoint Interest”), without the consent of any other Member, for the purpose of securing loans or other extensions of credit, made to, or to be made available to, and interest rate swap agreements or other hedging arrangements with, the Company, LifePoint or any Affiliate of LifePoint, by granting a security interest in the LifePoint Interest to a creditor. Any party to whom the LifePoint Interest is pledged (together with such party’s successors and assigns, the “LifePoint Pledgee”) may foreclose on the LifePoint Interest and transfer the LifePoint Interest, or any portion thereof, to any Permitted Pledgee Transferee (as that term is defined below) without the consent of any other Member or the Company (such foreclosure and subsequent transfer being a “LifePoint Foreclosure”). “Permitted Pledgee Transferee” means, with respect to any natural person, a transferee that qualifies as a Physician Investor, and with respect to any non-natural person, a transferee whose ownership would not violate applicable federal or state laws, and, in either case, who shall assume and agree to be bound by all of the provisions of this Agreement, except as otherwise provided below. The foregoing provisions shall be self-operative, but the Company and each Member hereby agree to execute any writing requested by the LifePoint Pledgee or any proposed LifePoint Pledgee to evidence its consent to foreclosure on or transfer of the LifePoint Interest and the admission of the LifePoint Pledgee and/or a Permitted Pledgee Transferee as a Member.
     13.2 Substituted Member. No Person taking or acquiring, by whatever means, the Units of any Member, other than pursuant to a Transfer approved pursuant to Section 10 or Section 13.1, shall be admitted as a Substituted Member without the Approval of the Governing Board, which Approval of the Governing Board may be unreasonably withheld, and unless such Person:

     (a) elects to become a Substituted Member by delivering notice of such election to the Company;
     (b) executes, acknowledges and delivers to the Company such other instruments as the Governing Board may deem necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and
     (c) except with respect to the admission of the LifePoint Pledgee, pays a Transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member.
     13.3. Basis Adjustment. Upon the Transfer of all or any portion of the Units owned by a Member, at the request of the transferee of such Units, the Tax Matters Member may, in its sole discretion, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company’s assets as provided by Sections 734 and 743 of the Code.
     13.4. Transfer Procedures. The Manager shall establish a transfer procedure consistent with this Article 13 to ensure that all conditions precedent to the admission of a Substituted Member have been complied with, and shall, upon the written request of any Member, deliver to such Member a copy thereof.
     13.5. Invalid Transfer. No Transfer of any Unit that is in violation of this Article 13 shall be valid or effective, and the Company shall not recognize any improper Transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Unit. The Company may enforce the provisions of this Article 13 either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this Article 13.
     13.6. Additional Requirements for Admission to the Company. No Person shall be admitted as a Member if such admission would have the effect of causing the Company to be reclassified for federal income tax purposes as an association (taxable as a corporation under the Code), would violate any Medicare or other healthcare law, rule or regulation, or would violate applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.
     13.7. Amendment to Schedule 1. The Governing Board shall direct that Schedule 1 attached hereto be amended from time to time to reflect changes in Members or Membership Interests.
14. DISSOLUTION
     14.1. Causes. Each Member expressly waives any right which he or it might otherwise have to dissolve the Company except as set forth in this Article 14. The Company shall be dissolved upon the first to occur of the following:

     (a) the Approval of the Class A Members and the approval of the Class B Member of an instrument dissolving the Company; and
     (b) the dissolution of the Company by judicial decree.
     Nothing contained in this Section 14.1 is intended to grant to any Member the right to dissolve the Company at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Member from liability to the Company and the remaining Members if it dissolves the Company at will. Any dissolution at will of the Company, including dissolution caused under Section 14.1(b), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Company under Section 14.1(b) shall not constitute a dissolution at will. The Company shall not be dissolved by the replacement of the Manager.
     14.2. Reconstitution. If the Company is dissolved as a result of an event described in Section 14.1, the Company may be reconstituted and its business continued, within ninety (90) days after the date of dissolution, upon Approval of the Governing Board. If the Company is reconstituted, an amendment to this Agreement shall be executed, and if and to the extent required by the Act, a Certificate of Amendment to the Certificate of Formation shall be filed with the Delaware Secretary of State.
15. WINDING UP AND TERMINATION
     15.1. Sale of Assets. Unless otherwise Approved by the Members, at the time of liquidation, any property owned by the Company shall be sold for cash, and each Member shall have the right to bid competitively for any such asset being sold. The Class B Member shall have a right of first refusal for sixty (60) days to purchase Company property for which a third-party offer is made in connection with liquidation. Any cash received from the sale of the Company’s assets shall be used first to pay the Company’s debts to creditors other than the Members; provided, however, for this purpose, a Member which is owed money for goods or services provided to the Company or is entitled to indemnification pursuant to Article 12 shall be deemed an unrelated creditor. Any cash remaining after payments to creditors, other than the Members, shall be used to repay other debts to Members. Once all Member debt is repaid, the remaining cash received from the sale of the Company’s assets shall be distributed to the Members in accordance with Section 15.2.
     15.2. Distributions in Accordance with Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made in all cases in accordance with the Members’ positive Capital Account balances determined after all adjustments to the Members’ Capital Accounts for the Fiscal Year have been made. Such distributions shall be made within the time periods required by Regulations Section 1.704-1(b). In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members may be:
     (a) distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities in connection with the Company or of the Class B Member arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed the Members under this Agreement; and
     (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.
     15.3. Deemed Contribution and Distribution. Notwithstanding any other provisions of this Article 15, in the event the Company is liquidated within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but the Company is not required to be dissolved and wound up pursuant to Section 14.1, the assets of the Company shall not be liquidated, the Company’s liabilities shall not be discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed the assets and liabilities of the Company in kind to a new company in exchange for an interest in the new company. Immediately thereafter, the Company shall be deemed to have distributed interests in the new Company to the Members in proportion to their respective interests in the Company.
16. MISCELLANEOUS
     16.1. Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter or by overnight courier. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Schedule 1; provided, however, that each Member shall have the right to change his address with notice hereunder to any other location by the giving of at least thirty (30) days notice to the Company in the manner set forth above.
     16.2. Amendments. Except as otherwise expressly provided in Section 9.3, Section 12.3, Section 13.7, Section 16.2 and Section 16.3, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Members and approved by the Governing Board, and any alleged amendment or modification herein which is not so documented shall not be effective as to any Member. Notwithstanding the foregoing, the Governing Board may amend any provision of this Agreement and, through the Manager, execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:
     (a) a change in the location of the principal place of business of the Company, or a change in the registered office or the registered agent of the Company;
     (b) qualification of the Company as a limited liability company under the laws of any state or that is necessary or advisable in the opinion of the Manager to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes, provided, in either case, such action shall not adversely affect any Member;

     (c) a change (i) that is of an inconsequential nature and does not adversely affect the Members in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, compliance with any of which the Manager deems to be in the best interest of the Company and the Members which does not materially affect the interest of any Member in the capital, profits or losses of, or distributions or allocations of the Company, or a Member’s rights of voting or approval as to the business of, or the right to appoint to boards or committees of the Company; or (iii) that is required or contemplated by this Agreement;
     (d) an addition to the representations, duties, or obligations of the Manager; or
     (e) an amendment required pursuant to Section 16.3.
     Notwithstanding anything herein to the contrary, neither the LifePoint Pledgee nor any Permitted Pledgee Transferee shall be bound by any amendment to this Agreement made after the date hereof and prior to such time as the LifePoint Pledgee or a Permitted Pledgee Transferee becomes a Member, unless the LifePoint Pledgee or Permitted Pledgee Transferee, as the case may be, consents in writing to such amendment.
     16.3. Consolidation. It is the intention of the Members that LifePoint shall have such rights as are necessary for LifePoint to be able to consolidate the financial results of operations and financial condition of the Company with the financial results of operations and financial condition of LifePoint under applicable requirements of generally accepted accounting principles, as such may change from time to time. Notwithstanding any provision in this Agreement to the contrary, the Class B Member may amend this Agreement without the approval of any other Member as necessary from time to time to add, amend or delete such provisions as necessary in the reasonable opinion of LifePoint’s Chief Financial Officer and Chief Accounting Officer to permit LifePoint to report the results of operations of the Company on the consolidation method of accounting under applicable generally accepted accounting principles in the future.
     16.4. Schedules. Each Schedule to this Agreement is incorporated herein for all purposes.
     16.5. Entire Agreement. This Agreement supersedes all previous operating agreements, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Members respecting the subject matter contained herein and no Member shall be entitled to benefits other than those specified herein. As between or among the Members, no oral statements not specifically incorporated herein shall be of any force and effect. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     16.6. Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     16.7. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.
     16.8. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.
     16.9. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. Each party hereby irrevocably and unconditionally consents to venue in any state or federal court located in Putnam County, Florida for any litigation arising out of or relating to this Agreement, and hereby waives any objection to the laying of venue of any such litigation in the Florida Courts and agrees not to plead or claim in any Florida Court that such litigation brought therein has been brought in an inconvenient forum.
     16.10. Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles 10 or 13 hereof. This Agreement is intended solely for the benefit of the parties hereto and is not intended to, and shall not, create any enforceable third party beneficiary rights.
     16.11. Waiver. Failure by any party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by an instrument in writing signed by the party sought to be charged with the waiver. No waiver of any condition or covenant of this Agreement shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Agreement shall be construed to be a waiver on the part of the parties of any right or remedy at law or in equity or otherwise.
     16.12. Attorneys’ Fees. In the event a party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.
     16.13. Time. Time is of the essence with respect to all provisions of this Agreement.
     16.14. Business Day. Should any due date hereunder fall on a Saturday, Sunday or legal holiday, then such due date shall be deemed timely if given on the first business day following such Saturday, Sunday or legal holiday.
     16.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO

THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
     16.16. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
     16.17. Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Member hereby agrees that, during the term of the Company, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Company asset to be partitioned and/or distributed in kind.
     16.18. Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
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     IN WITNESS WHEREOF, the Members have executed this Operating Agreement as of the date first above written.

CLASS B MEMBER:

PUTNAM COMMUNITY MEDICAL CENTER, LLC

By: Name:	/s/ Thomas M. Weiss Thomas M. Weiss
Title:	President